Prospectus Supplement No.2                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated November 10, 1998)                  SEC File No. 333-62919




                        5,175,000 PREFERRED SECURITIES

                      TOWER AUTOMOTIVE CAPITAL TRUST
               6 3/4% TRUST CONVERTIBLE PREFERRED SECURITIES
            (Liquidation Preference $50 per Preferred Security)
               Guaranteed to the Extent Set Forth Herein by,
                  and Convertible into Common Stock of,

                           TOWER AUTOMOTIVE, INC.

     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus, dated November 10, 1998, forming a part of the Registration Statement on Form S-3 (Registration No. 333-62919), as supplemented by Prospectus Supplement No. 1, dated December 10, 1998. Any cross references in this Prospectus Supplement refer to portions of the Prospectus.

     The purpose of this Prospectus Supplement is to amend and supplement the information set forth in the Prospectus regarding the Selling Holders. In addition to the Selling Holders named in the Prospectus, the following table sets forth the name of each additional Selling Holder and relationship, if any, with the Company and the number of Preferred Securities owned by each of them, which is also the number of Preferred Securities that may be offered for the account of such Selling Holder and the number of shares of Common Stock issuable upon conversion of the Preferred Securities that may be offered by each of them pursuant to this Prospectus. Any information regarding a Selling Holder contained herein shall be deemed to amend and supersede any information regarding such Selling Holder contained in the Prospectus. All information set forth herein with respect to the Selling Holders has been furnished to the Company by the respective Selling Holders.

-----------------------------------------------   --------------------       -------    ---------------------         -------
                                                                                           Shares of Common
Name of Selling Holder                            Number of Preferred                    Stock Issuable Upon
                                                  Securities Owned and         % of        Conversion of                % of
                                                     Offered Hereby            Class     Preferred Securities           Class
                                                                                               (1)(2)
Amoco Corporation Master Trust.................          51,240                1.0             83,418                     *
BNP Arbitrage SNC..............................             400                 *                 651                     *
Employers' Reinsurance Corporation.............          10,679                 *              17,385                     *
Hotel Union and Hotel Industry of Hawaii.......          12,075                 *              19,658                     *
Jeffries and Company Inc.......................             575                 *                 936                     *
Kapiolani Health...............................           3,330                 *               5,421                     *
McMahan Securities Company, L.P................          20,869                 *              33,974                     *
New Hampshire Retirement System................           9,610                 *              15,645                     *
Parker-Hannifin Corporation....................           2,347                 *               3,820                     *
Paloma Securities L.L.C........................         314,800                6.1            512,494                    1.1
Pepperdine University Pool A #1................           7,880                 *              12,828                     *

------------------------------------------------      --------------------     -------     ---------------------    -------
                                                                                             Shares of Common
Name of Selling Holder                                Number of Preferred                  Stock Issuable Upon
                                                      Securities Owned and       % of         Conversion of          % of
                                                          Offered Hereby        Class      Preferred Securities      Class
                                                                                                 (1)(2)

ProMutual.........................................            8,010               *              13,040                *
Prudential Securities Inc. .......................           15,679               *              25,525                *
Putman Convertible Income Growth Fund.............          215,600               *             350,996                *
Putman Balanced Retirement Fund...................            5,182               *               8,436                *
Putman High Income Convertible and Bond Fund......           25,000               *              40,700                *
Putman Convertible Opportunities and Income Trust.            5,820               *               9,474                *
Rhone-Poulenc Rorer Pension Plan..................            2,162               *               3,519                *
TQA Vantage Fund, Ltd.............................           22,700               *              36,955                *
Tracor, Inc. Employees Retirement Plan............            7,600               *              12,372                *
University of Rochester...........................            1,854               *               3,018                *
Viacom Pension Plan Master Trust..................            2,800               *               4,558                *

-----------------------
*Less than one percent.

(1) Reflects the shares of Common Stock into which the Preferred Securities held by such Selling Holder are convertible at the current conversion rate. The conversion rate and the number of shares of Common Stock issuable upon conversion of the Preferred Securities are subject to adjustment under certain circumstances. See "Description of the Preferred Securities--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Preferred Securities may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Preferred Securities held by the Selling Holder at the current conversion rate and the offering of such shares by such Selling Holder pursuant to this Prospectus. The conversion rate and the number of shares of Common Stock issuable upon conversion of the Preferred Securities is subject to adjustment under certain circumstances. See "Description of the Preferred Securities--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Preferred Securities may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Preferred Securities; rather, cash will be paid in lieu of fractional shares, if any.

      Because the Selling Holders may, pursuant to this Prospectus, offer all or some portion of the Preferred Securities and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Preferred Securities, no estimate can be given as to the amount of the Preferred Securities and Common Stock that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified above and in the Prospectus may have sold, transferred or otherwise disposed of all or a portion of their Preferred Securities and Common Stock since the date on which they provided the information regarding their Preferred Securities and Common Stock to the Company, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

      The Company may from time to time, in accordance with the Registration Rights Agreement, supplement or amend the Prospectus to reflect the required information concerning any transferee, pledgee, donee or successor to the Selling Holders named in the Prospectus.

             The date of this Prospectus Supplement is July 21, 1999.